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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

              New England Bancshares, Inc. Reports Earnings for the
                 Three and Nine Months Ended December 31, 2007

ENFIELD, CT, January 29, 2008 - New England Bancshares, Inc. (the "Company") (Nasdaq GM: NEBS), the holding company for Enfield Federal Savings and Loan Association and Valley Bank, reported net income for the quarter ended December 31, 2007 of $395,000, or $0.07 per diluted and basic share as compared to $264,000, or $0.05 per diluted and basic share, reported for the same quarter a year ago. Net income for the nine months ended December 31, 2007 was $691,000, or $0.12 per diluted and basic share, as compared to $774,000, or $0.15 per diluted share and $0.16 per basic share for the nine months ended December 31, 2006. During the current year nine month period, the Company sold $6.4 million of securities, recording a loss of $222,000 ($199,000 on an after-tax basis), as it restructured its balance sheet to provide a better yield on investments.

Earnings for the three and nine months ended December 31, 2007 include the operations of Valley Bank commencing on July 12, 2007, the date that First Valley Bancorp, Inc., the holding company for Valley Bank, was acquired by the Company. In connection with the acquisition, each share of First Valley Bancorp, Inc. was converted into $9.00 in cash and 0.8907 shares of the Company, resulting in the issuance of 1,068,885 shares and the payment of $10.8 million in cash. Through the acquisition of First Valley Bancorp, Inc., the Company acquired $190.6 million of assets, including $141.0 million of net loans, and $178.4 million of liabilities, including $168.4 million of deposits and $8.5 million of borrowings.

NET INTEREST AND DIVIDEND INCOME IMPROVES OVER PRIOR YEAR
Net interest and dividend income for the three months ended December 31, 2007 increased by $1.5 million, or 60.7%, compared to the three months ended December 31, 2006. The increase for the quarter was primarily due to an increase in average interest earning assets of $200.8 million and a 39 basis point increase in yield on average interest earning assets, partially offset by a $187.9 million increase in average interest bearing liabilities and a 66 basis point increase in the rate paid on average interest bearing liabilities. The changes of the yield on average interest earning assets and the rate paid on average interest bearing liabilities caused the Company's interest rate spread to decrease from 3.08% for the quarter ended December 31, 2006 to 2.81% for the quarter ended December 31, 2007. The Company's net interest margin for the quarter ended December 31, 2007 was 3.40% compared to 3.79% in the year earlier period.

NONINTEREST INCOME
Noninterest income was $434,000 and $247,000 for the three months ended December 31, 2007 and 2006, respectively, and $836,000 and $673,000 for the nine months ended December 31,

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2007 and  2006,  respectively.  Noninterest  income  for the nine  months  ended
December 31, 2007 was affected by a $225,000 loss on sale of investments, of which $222,000 was related to the sale of two mutual funds, totaling $6.4 million. Based on the forecasts for interest rates and the continued loss position of the funds, the Company decided to sell the funds and reinvest the
proceeds  in  loans  and  other  investments.   The  Company's   composition  of
noninterest income has changed with the acquisition of Valley Bank, primarily due to its investment services subsidiary, Riverside Investments. For the three and nine months ended December 31, 2007, Riverside Investments contributed $48,000 and $84,000, respectively, to the Company's noninterest income.

INCOME TAX EXPENSE
Income tax expense increased from $125,000 for the three months ended December 31, 2006 to $223,000 for the three months ended December 31, 2007 and from $352,000 for the nine months ended December 31, 2006 to $555,000 for the nine months ended December 31, 2007. The effective tax rates were 36.1% and 32.1% for the three months ended December 31 2007 and 2006, respectively, and 44.5% and 31.3% for the nine months ended December 31 2007 and 2006, respectively. For the nine months ended December 31, 2007, the $225,000 loss on sale of the mutual funds described above is considered a capital loss and can only be offset by capital gains. The Company was able to offset $68,000 of the loss from a capital gain recorded two years ago; however, the Company is not able to record a tax benefit on the remaining $154,000 capital loss. The $154,000 is allowed to be carried forward for five years to offset future capital gains, if any.

LOANS AND DEPOSITS GROW
At December 31, 2007, total assets were $502.9 million, an increase of $218.8 million, or 77.0%, from March 31, 2007. Net loans outstanding increased $174.1 million, or 87.8%, to $372.6 million at December 31, 2007 compared to March 31, 2007. At December 31, 2007, commercial real estate and commercial loans accounted for 55.6% of the loan portfolio, residential mortgage loans accounted for 34.5%; and consumer loans accounted for 9.9%. It has been the Company's policy not to originate or invest in sub-prime or Alt-A loans. Total deposits increased $178.3 million to $360.0 million at December 31, 2007 from $181.7 million at March 31, 2007. Securities sold under agreements to repurchase increased $1.3 million from $9.2 million at March 31, 2007 to $10.4 million at December 31, 2007. Borrowed funds increased $25.5 million to $59.1 million at December 31, 2007 compared to $33.6 million at March 31, 2007.

STOCK REPURCHASE PROGRAM
On October 9, 2007 the Company announced the authorization of a stock repurchase program to purchase 320,986 shares of the Company's outstanding common stock. As of December 31, 2007 the Company has purchased 250,000 shares, at an average price of $11.89, for a total of $3.0 million.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to

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publicly  release  the  results  of  any  revisions  which  may be  made  to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks and Valley Bank with four banking centers serving the communities of Bristol, Terryville and Southington. For more information regarding Enfield Federal's products and services, please visit www.enfieldfederal.com and for more information regarding Valley Bank's products and services, please visit www.valleybankct.com.

                               Statistical Summary
                                   (unaudited)
                  (dollars in thousands, except per share data)

Income Statement Data                     Three Months Ended   Nine Months Ended
                                             December 31,        December 31,
                                            2007      2006      2007      2006
                                           ------    ------    ------    ------
Net interest and dividend income           $3,846    $2,393    $9,894    $7,065
Provision for loan losses                      38        60       208       182
Non-interest income                           434       247       836       673
Non-interest expense                        3,624     2,191     9,276     6,430
Net income                                    395       264       691       774
Earnings per share:
Basic                                      $ 0.07    $ 0.05    $ 0.12    $ 0.16
Diluted                                      0.07      0.05      0.12      0.15

Dividend per share                         $ 0.03    $ 0.03    $ 0.09    $ 0.09

Balance Sheet Data                      December 31, 2007         March 31, 2007
                                        -----------------         --------------
Total assets                                $502,908                 $284,158
Total loans, net                             372,594                  198,447
Loan loss reserve                              3,960                    1,875
Total deposits                               359,955                  181,675
Repurchase agreements                         10,431                    9,177
Borrowings                                    59,115                   33,587
Total equity                                  68,869                   57,266
Book value per share(1)                        11.87                    11.65
Tangible book value per share(2)                8.87                    11.30

Key Ratios                              Three Months Ended    Nine Months Ended
                                           December  31,         December 31,
                                         2007       2006       2007       2006
                                         ----       ----       ----       ----
Return on average assets                 0.32%      0.39%      0.22%      0.39%
Return on average equity                 2.25%      1.84%      1.40%      1.81%
Net interest margin                      3.40%      3.79%      3.53%      3.84%

(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $11.16 and $10.71 at December 31, 2007 and March 31, 2007, respectively.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $8.34 and $10.40 at December 31, 2007 and March 31, 2007, respectively.

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